Exhibit 99.2

Griffon Corporation Announces Pricing of $800 Million Senior Notes Offering

NEW YORK, NEW YORK – August 10, 2026 – Griffon Corporation (NYSE: GFF) (“Griffon”) today announced the pricing of $800 million aggregate principal amount of its senior notes due 2034 (the “Notes”) in an unregistered offering through a private placement. The Notes will pay interest semi-annually at a rate of 6.25% per annum. The Notes will be senior unsecured obligations of Griffon and will be guaranteed by certain of its domestic subsidiaries. The sale of the Notes is expected to close on August 18, 2026, subject to the satisfaction of customary closing conditions.

Griffon intends to use the proceeds from the offering, together with cash on hand and revolver borrowings under either Griffon’s existing credit facility or its new revolving credit facility that is expected to close substantially concurrently with the offering, to (i) redeem all $975 million aggregate principal amount of Griffon’s outstanding 5.75% Senior Notes due 2028 (the “2028 Notes”) at the applicable redemption price plus accrued and unpaid interest and (ii) pay certain related fees and expenses.

The Notes and related guarantees are being offered in a private placement, solely to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or outside the United States to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. The Notes and related guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This notice does not constitute an offer to sell the Notes, nor will any such offer be made, or a solicitation for an offer to purchase the Notes or any other securities, in each case in any jurisdiction in which such offer or solicitation would be unlawful. Any offer of the Notes will be made only by means of a private offering memorandum. This notice does not constitute an offer to purchase or redeem any of the 2028 Notes. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Forward-Looking Statements

This communication contains forward-looking statements that may state Griffon’s or its management’s intentions, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “intend,” “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although Griffon believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets generally, whether Griffon will consummate the offering of the Notes, the anticipated use of proceeds, and other factors detailed in filings made by Griffon with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Griffon does not undertake to update any of these statements in light of new information or future events.

Company Contact:	Investor Relations Contact:
Brian G. Harris	Tom Cook
EVP & Chief Financial Officer	Managing Director

Griffon Corporation	ICR Inc.
(212) 957-5000	(203) 682-8250